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Exhibit 99
                                                              PR NEWSWIRE

                 NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
           THE DISTRIBUTION FOR THE SECOND QUARTER OF FISCAL 2006


RED BANK, N.J. April 28, 2006 -- The Trustees of North European Oil Royalty Trust (NYSE-NRT) approved a quarterly distribution of 88 cents per unit, payable on May 31, 2006 to holders of record on May 12, 2006. John R. Van Kirk, Managing Director, noted that this quarter's distribution was 19 cents more than the distribution made for last year's equivalent quarter. All comparisons are made to the prior year's equivalent period.

Higher gas prices and higher gas sales easily offset the impact of lower average exchange rates and resulted in the increased distribution. For the quarter just ended the average price of gas sold under the higher royalty rate agreement covering western Oldenburg increased 49.1% from 1.5258 Eurocents/Kwh ("Ecents/Kwh") to 2.2743 Ecents/Kwh. For the same period, the average price of gas sold under the lower royalty rate agreement covering the entire Oldenburg concession increased 44.1% from 1.6018 Ecents/Kwh to
2.3088 Ecents/Kwh. When converted into more familiar terms using the applicable exchange rates, the average gas prices for gas sold under the higher and lower royalty rate agreements during the second quarter of fiscal 2006 were $7.91 and $7.84/Mcf respectively, as compared to $5.72 and $5.86/Mcf respectively for the prior year.

Gas sales under the higher royalty rate agreement increased 7.8% from 17.639 billion cubic feet ("Bcf") in the second quarter of fiscal 2005 to 19.016 Bcf in the quarter just ended. Overall gas sales covered under the lower royalty rate agreement increased 8.7% from 43.045 Bcf to 46.775 Bcf in comparison for the same period.

Based on the cumulative transfers throughout the quarter just ended, the average value of the Euro was $1.2093. This value represents a 7% decline from the Euro's average value of $1.3009 for the second quarter of fiscal 2005.

Total distributions payable of $1.73 per unit for the first six months of fiscal 2006 were 50 cents higher than the $1.23 distributed for last year's first six months. Distributions are made to Trust unit owners from royalties received from the sales of gas, sulfur and oil from the Trust's royalty holdings in Germany. The May distribution reflects royalties from sales made during the first calendar quarter of 2006. The Trust makes quarterly distributions to unit owners during the months of February, May, August and November. Including this quarter's distribution payable, the cumulative distribution for the previous twelve months is $2.72 per unit.

Contact -- John H. Van Kirk, Managing Trustee of North European Oil Royalty Trust, or John R. Van Kirk, Managing Director, at P.O. Box 456, Red Bank, N.J. 07701, telephone: (732) 741-4008, E-Mail: neort@aol.com.
Website: www.neort.com.